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Exhibit 99.3

ONSHORE GROUP

OWNED BY PETROLEUM GEO-SERVICES ASA

Financial Statements

September 30, 2009

ONSHORE GROUP

(A Business of Petroleum Geo-Services ASA)

Condensed Combined Balance Sheets

	September 30,
	2009 Unaudited	2008 Unaudited
	(In thousands of U.S. Dollars)
ASSETS
Current assets:
Cash and cash equivalents	$11,393	$17,700
Restricted cash	335	383
Accounts receivable	25,944	47,867
Accrued revenues and other receivables	23,980	25,837
Deferred tax assets, current	4,539	2,820
Other current assets	18,078	7,653

Total current assets	84,269	102,260

Long-term assets:
Property and equipment, net	51,688	53,585
MultiClient library, net	59,464	58,219
Deferred tax assets	15,384	10,845
Other long-term assets	592	1,023
Licenses, net	130	114

Total long-term assets	127,258	123,786

Total assets	$211,527	$226,046

LIABILITIES AND PARENT NET INVESTED CAPITAL
Current liabilities:
Current potion of capital lease obligations	$—	$1,725
Accounts payable	4,938	4,131
Accrued expenses	16,454	27,039
Deferred tax liabilities	6,390	—
Income taxes payable	6,998	10,173

Total current liabilities	34,780	43,068

Long-term liabilities:
Other long-term liabilities	2,162	8,468

Total long-term liabilities	2,162	8,468

Parent net invested capital	174,585	174,510

Total liabilities and Parent net invested capital	$211,527	$226,046

See the accompanying notes to the condensed combined financial statements.

ONSHORE GROUP

(A Business of Petroleum Geo-Services ASA)

Condensed Combined Statements of Operations

	Nine months ended September 30,
	2009 Unaudited	2008 Unaudited
	(In thousands of U.S. Dollars)
Revenues:
Contract	$132,466	$145,000
MultiClient pre-funding	1,595	50,259
MultiClient late sales	2,408	9,091
Revenues related party (contract)	5,089	3,703

Total revenues	141,558	208,053

Cost of sales	122,265	138,352
Research and development costs	2,887	16
Selling, general and administrative costs	7,194	10,708
Depreciation and amortization	15,456	10,504
Amortization of MultiClient library	3,170	41,259

Total operating expenses	150,972	200,839

Operating (loss) profit	(9,414)	7,214
Interest income	335	133
Interest expense	(8,069)	(8,847)
Other financial items, net	1,382	(1,593)

Loss before income tax (benefit) expense	(15,766)	(3,093)
Income tax (benefit) expense	(2,734)	10,526

Net loss	$(13,032)	$(13,619)

See the accompanying notes to the condensed combined financial statements.

ONSHORE GROUP

(A Business of Petroleum Geo-Services ASA)

Condensed Combined Statements of Cash Flows

	Nine months ended September 30,
	2009 Unaudited	2008 Unaudited
	(In thousands of U.S. Dollars)
Cash flows provided by operating activities:
Net loss	$(13,032)	$(13,619)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	18,626	51,763
Gain on sale of assets	(754)	(310)
Deferred income taxes	(329)	6,499
Net decrease in restricted cash	—	446
Other items	23	19
Decrease in accounts receivable, net	14,180	2,384
Decrease (increase) in unbilled and other receivables	1,354	(18,031)
(Increase) decrease in other current assets	(3,778)	3,203
Decrease (increase) in other long-term assets	288	(340)
Decrease in accounts payable	(5,225)	(4,338)
Decrease in accrued expenses and income taxes payable	267	(2,822)
(Decrease) increase in other long-term liabilities	(6,313)	996

Net cash provided by operating activities	5,307	25,850

Cash flows used in investing activities:
Investment in MultiClient library	(3,257)	(57,374)
Capital expenditures	(9,820)	(26,820)
Investments in other intangible assets	(38)	(111)
Proceeds from sale of assets	1,347	326

Net cash used in investing activities	(11,768)	(83,979)

Cash flows provided by financing activities:
Transactions with Parent, net	5,996	74,140
Principal payments under capital leases	—	(4,982)

Net cash provided by financing activities	5,996	69,158

Net (decrease) increase in cash and cash equivalents	(465)	11,029
Cash and cash equivalents as of January 1	11,858	6,671

Cash and cash equivalents as of September 30	$11,393	$17,700

See the accompanying notes to the condensed combined financial statements.

ONSHORE GROUP

(A Business of Petroleum Geo-Services ASA)

Combined Statements of Changes in
Parent Net Invested Capital

Parent Net Invested Capital Unaudited
(In thousands of U.S. Dollars)
Balance at December 31, 2008	181,621
Comprehensive loss:
Net loss nine months ended September 30, 2009	(13,032)
Transactions with Parent, net	5,996

Balance at September 30, 2009	$174,585

See the accompanying notes to the condensed combined financial statements.

ONSHORE GROUP

Notes to the Condensed Combined Financial Statements (Unaudited)

Note 1 — Nature of Business and Organization

        The Onshore group ("Onshore" or "the Company") comprises all of the land seismic operations of the Petroleum Geo-Services ASA group ("PGS) principally involved in providing seismic operations on land, in shallow water and transition zones, including onshore MultiClient Library. Onshore's headquarters is in Houston, Texas, U.S.A. The activities include legal entities and Onshore divisions of other legal entities, all ultimately owned by Petroleum Geo-Services ASA ("Parent").

Onshore legal entities:	Onshore divisions of the following legal entities:
PGS Onshore, Inc.	PGS Geophysical AS
SOH, Inc.	Petroleum Geo-Services Asia Pacific Pte. Ltd.
PGS Onshore (Algeria) EURL	PGS (Malta) Ltd.
PGS Onshore do Brazil Ltda.	PGS (Exploration (UK) Ltd.
PGS Onshore Servicos Ltda.	PGS Mexicana S.A. de C.V.
PGS Onshore (Canada), Inc.	Multiklient Invest AS
PGS Exploration Morocco SARL	Petroleum Geo-Services ASA
PGS Onshore Peru S.A.C.
PGS Onshore Services S.A.C.
PGS Servicios C.A.
PGS Venezuela de C.A.
PGS Administración y Servicios S.A. de C.V.

Note 2 — Basis of Presentation and Principles of Combination

        The unaudited condensed combined financial statements contained herein have been prepared by the Company pursuant to the rules and regulations of the United States Securities and Exchange Commission (the "SEC") for interim financial statements. The accompanying financial statements include all adjustments which are, in the opinion of management, necessary to provide a fair presentation of the financial condition and results of operations for the periods presented. All such adjustments are of a normal recurring nature. Certain information and footnote disclosures normally included in financial statements prepared in accordance with accounting principles generally accepted in the United States have been condensed or omitted in this statement pursuant to the rules and regulations of the SEC. These financial statements should be read in conjunction with the combined financial statements and notes for the year ended December 31, 2008. The results of operations for the nine months ended September 30, 2009, are not necessarily indicative of the results to be expected for the full year ending December 31, 2009. The Company has evaluated subsequent events through December 7, 2009, which represents the date these financial statements were issued.

        The condensed combined financial statements have been prepared in accordance with generally accepted accounting principles in the United States of America ("US GAAP"). The condensed combined financial statements are presented in U.S. Dollars ("$" or "dollars"). The

ONSHORE GROUP

Notes to the Condensed Combined Financial Statements (Unaudited) (Continued)

Note 2 — Basis of Presentation and Principles of Combination (Continued)

accompanying condensed combined financial statements of Onshore have been prepared from the historical accounting records of the Parent and are presented on a carve-out basis reflecting those certain assets, liabilities, and operations of Onshore. The historical results of operations, financial position, and cash flows of Onshore may not be indicative of what they would have been had Onshore been a separate stand-alone entity, nor are they indicative of what Onshore's results of operations, financial position and cash flows may be in the future.

        Transactions between Onshore and PGS are herein referred to as related party transactions (see Note 13). The Parent's net invested capital in these condensed combined financial statements constitutes the Parent's investments in Onshore and represents the excess of total assets over total liabilities. Net invested capital includes the funding of Onshore through the in-house banking, cash pooling arrangements and related party transactions to and from related parties with the Parent (see Note 13), and Onshore's cumulative net income (loss), including other comprehensive income is directly recognized in Parent net invested capital.

        The preparation of the Company's condensed combined financial statements in conformity with US GAAP requires management to make certain estimates and assumptions that affect the reported amounts of assets and liabilities, and disclosures of contingent assets and liabilities at the balance sheet dates and the reported amounts of revenue and costs during the periods presented. Actual results could differ materially from those estimates.

        All intercompany transactions and balances between Onshore group components have been eliminated in combination.

Note 3 — Relationship with Parent

        The Company participates in a number of Parent-administered programs. Included in the historical information are costs of certain services such as data processing and technology services, and allocations for certain centralized administration costs for treasury, accounting, auditing, tax, risk management, human resources and benefits administration.

        The following is a discussion of the relationship with Parent, the services provided and how they have been accounted for in the Company's combined financial statements. See also Note 13 for more information on related party transactions.

  (a) Allocated corporate and shared services costs

        The combined financial statements include Onshore's direct expenses as well as allocations of expenses arising from shared services primarily related to office facilities, information technology, human resources, payroll and marketing. Allocated expenses also include costs relating to the PGS group's financial accounting and reporting software. These costs are allocated to Onshore on a proportional basis using a basis of allocation that would be expected to reasonably reflect the proportion of Onshore's incurrence of such costs. Onshore is charged with a service fee for costs

ONSHORE GROUP

Notes to the Condensed Combined Financial Statements (Unaudited) (Continued)

Note 3 — Relationship with Parent (Continued)

related to corporate services provided by the Parent, such as tax, legal, treasury, compliance, business development, investor relations, risk management, executive management, and corporate accounting services. The service fee is based on Parent's incurred costs of such services, net of any special non-operational project costs, allocated to Onshore based on a proportional basis using a basis of allocation that would be expected to reasonably reflect the proportion of Onshore's incurrence of such costs.

        Corporate and shared services costs were allocated to Onshore based on Onshore's portion of the following allocation metrics:

  •
  Office rent — square feet,

  •
  Marketing — revenues,

  •
  Other shared services allocated costs — headcount,

  •
  Financial accounting and reporting software — estimated percentage utilization of software, and

  •
  Service fee from Parent — revenues.

        These allocated costs are included in the "Selling, general and administrative costs" line of the combined statement of operations. The total amount allocated for centralized administration costs from Parent in the nine months ended September 30, 2009 and 2008 was $7.6 million and $8.1 million, respectively. These costs represent management's reasonable allocation of the costs incurred. However, these amounts may not be representative of the costs necessary for the Company to operate as a separate stand-alone company. The "Transactions with Parent, net" line item in the combined statements of changes in Parent net invested capital includes these costs paid by Parent on behalf of the Company.

  (b) Other transactions with Parent

        PGS charges intercompany interest to Onshore calculated based on Onshore's net intercompany debt to Parent, which is included as part of Parent net invested capital. Parent net invested capital is also adjusted for accrued interest on intercompany borrowings. Intercompany interest was calculated and charged on a monthly basis for all financial periods presented based on LIBOR + 3%. Parent net invested capital includes the net intercompany borrowings resulting from Onshore's participation in PGS' centralized cash management program. Parent net invested capital is increased for cash disbursements involving centralized accounts related to Onshore's operations and investing activities and is reduced to the extent cash collections exceed Onshore's immediate needs and can be transferred to the Parent. As such, the amounts of cash and cash equivalents recorded on the combined balance sheets do not represent the amounts required or generated by the Onshore business, but rather represent cash and cash equivalents of PGS for which Onshore has legal ownership and is not commingled in its centralized cash function.

ONSHORE GROUP

Notes to the Condensed Combined Financial Statements (Unaudited) (Continued)

Note 3 — Relationship with Parent (Continued)

  (c) Guarantees

        The Company is a party to agreements under which it may be obligated to indemnify Parent with respect to certain matters. Typically, these obligations arise as a result of contracts entered into between the Company and Parent under which the Company agrees to indemnify Parent against losses arising from a breach of representations and covenants related to matters such as title to assets sold, the collectibility of receivables, specified environmental matters, lease obligations assumed and certain tax matters. The Company's obligations under these agreements may be limited in terms of time and/or amount, and in some cases the Company may have recourse against Parent for certain payments made by the Company. It is not possible to predict the maximum potential amount of future payments under certain of these agreements, due to the conditional nature of the Company's obligations and the unique facts and circumstances involved in each particular agreement. Historically, payments made by the Company under these agreements have not had a material effect on Onshore's business, financial position or results of operations. The Company believes that if it were to incur a loss in any of these matters, such loss would not have a material effect on the Onshore's business, financial position or results of operations.

        The material guarantees for which the maximum potential amount of future payments can be determined, are as follows:

  •
  PGS has pledged the shares of PGS Onshore, Inc. as security for certain Parent debt. The Parent net invested capital in PGS Onshore, Inc. as of September 30, 2009 was approximately $132 million.

  •
  The Company has outstanding performance bid guarantees of $0.3 million and $0.4 million classified as restricted cash as of September 30, 2009 and 2008, respectively.

Note 4 — Income Taxes

        The Company accounts for income taxes in accordance with FASB Accounting Standards Codification, which requires the recognition of amounts of taxes payable or refundable for the current year and an asset and liability approach in recognizing the amount of deferred tax liabilities and assets for the future tax consequences of events that have been recognized in the Company's financial statements or tax returns. Management determines deferred taxes by identifying the types and amounts of existing temporary differences, measuring the total deferred tax asset or liability using the applicable tax rate and reducing the deferred tax asset by a valuation allowance if, based on available evidence, it is more likely than not that some portion or all of the deferred tax asset will not be realized. Management's methodology for recording income taxes requires judgment regarding assumptions and the use of estimates, including determining the annual effective tax rate and the valuation of deferred tax assets, which can create variances between actual results and estimates and could have a material impact on the Company's provision or benefit for income taxes. The income tax provision from continuing operations has

ONSHORE GROUP

Notes to the Condensed Combined Financial Statements (Unaudited) (Continued)

Note 4 — Income Taxes (Continued)

been computed on a separate return basis. To the extent the Company provides any U.S. tax expense or benefit, any related tax payable or receivable to the Parent is reclassified to equity.

        Our effective tax rate was 17% and (340%) for the nine months ended September 30, 2009 and 2008, respectively. The income tax benefit for the nine months ended September 30, 2009 consisted primarily of foreign tax benefits recognized as a result of the settlement of an uncertain tax position offset by taxes in foreign jurisdictions. The income tax expense for the nine months ended September 30, 2008 consisted primarily of tax expense in profitable jurisdictions and by losses in foreign jurisdictions for which no benefit was provided.

Note 5 — Geographic Information

        Onshore is an oilfield service company principally involved in providing seismic operations on land, in shallow water and transition zones, including onshore MultiClient library. The Company serves a worldwide market.

        The geographic classification of revenues listed below is based upon location of performance or, in the case of MultiClient seismic data sales, the area where the survey was physically conducted.

Revenues by geographic region:

	Nine months ended September 30,
(In thousands of U.S. Dollars)	2009	2008
North America	48,316	128,844
Latin America	82,069	47,921
Eastern Hemisphere	11,173	31,288

Total	141,558	208,053

Total assets by geographic region:

	September 30,
(In thousands of U.S. Dollars)	2009	2008
North America	150,333	178,046
Latin America	52,858	26,767
Eastern Hemisphere	8,336	21,233

Total	211,527	226,046

        In certain of the regions where the Company operates, a significant share of its employees is organized in labor unions. Similarly the Company's operations in certain regions are members of

ONSHORE GROUP

Notes to the Condensed Combined Financial Statements (Unaudited) (Continued)

Note 5 — Geographic Information (Continued)

employer unions. Therefore, the Company may be affected by labor conflicts involving such labor and employer unions.

Note 6 — Depreciation and Amortization

        Depreciation and amortization consists of the following:

	Nine months ended September 30,
(In thousands of U.S. Dollars)	2009	2008
Gross depreciation and amortization	(15,456)	(12,169)
Depreciation capitalized in MultiClient library (Note 10)	—	1,665

Total	(15,456)	(10,504)

Note 7 — Interest Expense

        Interest expense consists of the following:

	Nine months ended September 30,
(In thousands of U.S. Dollars)	2009	2008
Interest expense gross, external	(3)	(249)
Interest expense, related party	(8,260)	(10,463)
Interest capitalized in MultiClient library (Note 10)	194	1,865

Total	(8,069)	(8,847)

Note 8 — Other Current Assets

        Other current assets consist of the following:

	September 30,
(In thousands of U.S. Dollars)	2009	2008
Deferred mobilization expense	11,994	2,261
Withholding taxes and taxes receivable	3,449	2,431
Prepaid operating expenses	2,396	1,758
Other	239	1,203

Total	18,078	7,653

ONSHORE GROUP

Notes to the Condensed Combined Financial Statements (Unaudited) (Continued)

Note 9 — Property and Equipment, net

        The components of property and equipment, net, are summarized as follows:

	September 30,
(In thousands of U.S. Dollars)	2009	2008
Seismic operating equipment	176,639	171,400
Fixtures, furniture and fittings	19,664	13,530
Buildings and leasehold improvements	248	1,022
Land	6	171

Gross purchase costs	196,557	186,123
Accumulated depreciation	(144,869)	(132,538)

Property and equipment, net	51,688	53,585

Note 10 — MultiClient Library, net

        The components of the MultiClient library, net, are summarized as follows:

	September 30,
(In thousands of U.S. Dollars)	2009	2008
Balance as of January 1	59,377	40,438
Cash investments(a)	3,257	57,374
Capitalized depreciation (Note 6)	—	1,665
Amortization expense	(3,170)	(41,259)
Other	—	1

Balance as of September 30	59,464	58,219

(a)
Includes capitalized interest of $0.2 million and $1.9 million for the nine months ended September 30, 2009 and 2008, respectively.

ONSHORE GROUP

Notes to the Condensed Combined Financial Statements (Unaudited) (Continued)

Note 10 — MultiClient Library, net (Continued)

        The net carrying value of the MultiClient library, by the year in which the components were completed, is summarized as follows:

	September 30,
(In thousands of U.S. Dollars)	2009	2008
Completed surveys:
Completed during 2007	3,514	3,514
Completed during 2008	38,943	40,934
Completed during 2009	16,766	—

Completed surveys	59,223	44,448
Surveys in progress	241	13,771

MultiClient library	59,464	58,219

        For information purposes, the following shows the hypothetical application of the Company's minimum amortization requirements to the components of the existing MultiClient library. These minimum amortization requirements are calculated as if there will be no future sales of these components.

September 30, 2009
(In thousands of U.S. Dollars)	Minimum future amortization
During 2009	74
During 2010	701
During 2011	8,875
During 2012	18,198
During 2013	25,132
During 2014	6,484

Future minimum amortization	59,464

        Because the minimum amortization requirements generally apply to the MultiClient library on a survey-by-survey basis rather than in the aggregate, the Company may incur significant minimum amortization charges in a given year even if the aggregate amount of ordinary amortization charges recognized exceeds the aggregate minimum amortization charges above.

ONSHORE GROUP

Notes to the Condensed Combined Financial Statements (Unaudited) (Continued)

Note 11 — Accrued Expenses

        Accrued expenses consist of the following:

	September 30,
(In thousands of U.S. Dollars)	2009	2008
Accrued employee benefits	8,615	7,685
Accrued operating expenses — land crews	4,508	11,813
Customer advances and deferred revenue	1,786	6,766
Accrued sales tax and VAT	1,141	235
Other	404	540

Total	16,454	27,039

Note 12 — Other Long-Term Liabilities

        Other long-term liabilities consist of the following:

	September 30,
(In thousands of U.S. Dollars)	2009	2008
Tax contingencies	1,080	6,766
Retention bonus, long-term	1,082	1,592
Other	—	110

Total	2,162	8,468

Note 13 — Related Party Transactions

        As a consequence of the ownership structure Onshore has historically maintained a significant business relationship with PGS. Onshore and PGS subsidiaries have certain common officers, directors, and shareholders.

        Shared services allocations, accounting and reporting software allocations, corporate service fee, technology marketing fee, and reimbursements are paid to PGS in accordance with management agreements between PGS and Onshore (see Note 3). All intercompany services are

ONSHORE GROUP

Notes to the Condensed Combined Financial Statements (Unaudited) (Continued)

Note 13 — Related Party Transactions (Continued)

charged with an intercompany service fee. The following table summarizes the expense allocations reflected, in operating expenses, in the condensed combined statements of operations:

	Nine months ended September 30,
(In thousands of U.S. Dollars)	2009	2008
Corporate and shared services allocations	7,229	9,469
Share option compensation costs (Note 14)	420	(1,334)

Total	7,649	8,135

        During each period presented PGS provided data processing and technology services to Onshore. All services are based on market prices. The costs are included in cost of sales in the combined statements of operations, as follows:

	Nine months ended September 30,
(In thousands of U.S. Dollars)	2009	2008
Data processing services	961	1,854
Technology services	75	926

Total	1,036	2,780

        During the nine months ended September 30, 2009 and 2008, Onshore provided seismic services to PGS totaling $5.1 million and $3.7 million, respectively, which is included in revenues in the combined statements of operations.

        For the nine months ended September 30, 2009 and 2008, Onshore was charged with intercompany interest expense of $8.3 million and $10.5 million, respectively, on net intercompany debt to Parent which is presented within Parent net invested capital.

Note 14 — Employee Share Option Programs

        In June 2009, PGS established an additional employee share option program, where options covering 435,000 Parent shares were granted to certain key Onshore employees at an exercise price of NOK 40.29 (approximately $6.38). The terms under this share option program are similar to those under the 2008 employee share option program described in Onshore's annual financial statements and are accounted for as liability settled awards. The grant date fair value was NOK 13.68, based upon no expected dividend yield, expected stock price volatility of 50-60% and risk free interest rate of 2%.

        The compensation amounts charged against Onshore's income for all employee share option plans was an expense of $0.4 million for the nine months ended September 30, 2009 and a

ONSHORE GROUP

Notes to the Condensed Combined Financial Statements (Unaudited) (Continued)

Note 14 — Employee Share Option Programs (Continued)

reduction of previously recognized expense of $1.4 million for the nine months ended September 30, 2008 (see Note 13) with a corresponding increase (decrease) in Parent net invested capital. The liability recognized for the outstanding share options was $469,450 and $547,013 as of September 30, 2009 and 2008, respectively.

        During the nine months ended September 30, 2009, no options were exercised and 20,997 forfeited. As of September 30, 2009, options to purchase 1,016,006 Parent shares were outstanding with a weighted average exercise price of NOK 89.38.

Note 15 — Supplemental Cash Flow Information

        Cash paid during the years presented includes payments for:

	Nine months ended September 30,
(In thousands of U.S. Dollars)	2009	2008
Interest paid (external)	3	249
Income taxes	4,641	4,346

        Interest paid excludes the impact of interest capitalized to MultiClient library of $0.2 million and $1.9 million for the nine months ended September 30, 2009 and 2008, respectively.

Note 16 — Contingencies

        Onshore is involved in various claims, legal actions and tax uncertainties arising in the ordinary course of business. In the opinion of management, the ultimate disposition of these matters will not have any material adverse effect on the Company's financial position, results of operations, or liquidity.

Note 17 — New Accounting Standards

        Effective January 1, 2008, the Company adopted ASC 820-10, "Fair Value Measurements and Disclosures," with respect to recurring financial assets and liabilities. The Company adopted ASC 820-10 on January 1, 2009, as it relates to nonrecurring fair value measurement requirements for nonfinancial assets and liabilities. ASC 820-10 defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles, and expands disclosures about fair value measurements. The adoption of the standard had no impact on the consolidated financial results.

        Effective July 1, 2009, the Company adopted the Financial Accounting Standards Board ("FASB") Accounting Standards Codification ("ASC") 105-10, "Generally Accepted Accounting Principles." ASC 105-10 establishes the FASB Accounting Standards Codification™ ("Codification") as the source of authoritative accounting principles recognized by the FASB to be

ONSHORE GROUP

Notes to the Condensed Combined Financial Statements (Unaudited) (Continued)

Note 17 — New Accounting Standards (Continued)

applied by nongovernmental entities in the preparation of financial statements in conformity with GAAP for SEC registrants. All guidance contained in the Codification carries an equal level of authority. The Codification supersedes all existing non-SEC accounting and reporting standards. The FASB will now issue new standards in the form of Accounting Standards Updates ("ASUs"). The FASB will not consider ASUs as authoritative in their own right. ASUs will serve only to update the Codification, provide background information about the guidance and provide the bases for conclusions on the changes in the Codification. References made to FASB guidance have been updated for the Codification throughout this document.

        In September 2009, the FASB ratified Accounting Standards Update ("ASU") 2009-13, Revenue Arrangements with Multiple Deliverables ("EITF 08-1"). ASU 2009-13 superseded EITF 00-21 and addresses criteria for separating the consideration in multiple-element arrangements. ASU 2009-13 will require companies to allocate the overall consideration to each deliverable by using a best estimate of the selling price of individual deliverables in the arrangement in the absence of vendor-specific objective evidence or other third-party evidence of the selling price. ASU 2009-13 will be effective prospectively for revenue arrangements entered into or materially modified in fiscal years beginning on or after June 15, 2010 and early adoption will be permitted. Onshore is currently evaluating the potential impact, if any, of the adoption of ASU 2009-13 on its consolidated results of operations and financial condition.

Note 18 — Subsequent Events

        On December 3, 2009, PGS announced that they had signed a definitive agreement under which Geokinetics Inc. ("Geokinetics") will acquire the onshore business of PGS valued at approximately $210 million consisting of cash and common stock of Geokinetics, subject to certain adjustments. The transaction is expected to be completed during the first quarter of 2010.

QuickLinks

  Exhibit 99.3
ONSHORE GROUP (A Business of Petroleum Geo-Services ASA) Condensed Combined Balance Sheets
ONSHORE GROUP (A Business of Petroleum Geo-Services ASA) Condensed Combined Statements of Operations
ONSHORE GROUP (A Business of Petroleum Geo-Services ASA) Condensed Combined Statements of Cash Flows
ONSHORE GROUP (A Business of Petroleum Geo-Services ASA) Combined Statements of Changes in Parent Net Invested Capital
ONSHORE GROUP Notes to the Condensed Combined Financial Statements (Unaudited)